Exhibit 99(a)

FOR IMMEDIATE RELEASE	CONTACT: Thomas A. Kelly
(312) 732-7007

              BANK ONE INCREASES COMMON STOCK DIVIDEND TO 44.875 CENTS

              CHICAGO, Jan. 20, 2004 – The Board of Directors of Bank One Corporation today declared a cash dividend of 44.875 cents per share on outstanding common stock, payable

April 1, 2004, to shareholders of record on March 12, 2004.

              It is an 80 percent increase from the previous quarterly dividend of 25 cents per share and reflects the dividend authorized by the merger agreement between Bank One and J.P. Morgan

Chase & Co, which was announced Jan. 14, 2004. The dividend is approximately 1.32 times the current J.P. Morgan Chase dividend, the exchange ratio provided in the merger agreement.

              Bank One Corporation, with assets of more than $325 billion, is the nation’s 6th largest bank holding company.

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